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                                                                   EXHIBIT 10.16


                          DOCUMENT SCIENCES CORPORATION
                         6333 GREENWICH DRIVE, SUITE 120
                               SAN DIEGO, CA 92122
                                 (619) 625-2000
                               (619) 265-2021 FAX

February 24, 1993

Mr. Tony Domit
12117 Elnora Place
Granada Hills, CA  91344

Dear Tony,

As you discussed with Bob Curtin last week, because as a result of an oversight, you were never provided with an offer letter, I have prepared this letter to set out in writing the existing terms of your employment as President and CEO of Document Sciences Corporation reporting the company's board of Directors. Since your start date on October 18, 1991, you have been eligible for an annualized salary of $136,000 per year. Effective march 1, 1993, your base salary will be increased to $142,800 annually. You are also eligible for a bonus, the details of which are to be determined by the Board. Payment of the bonus is based on achievement of the company's operating plan and other mutually agreed objectives as evaluated by the Board. As an additional incentive, you will receive stock options to purchase 187,500 shares of Document Sciences common stock subject to the terms and conditions approved by the Board of Directors at their March 31, 1992 meeting once appropriate securities law filings have been made and permits obtained. If you are terminated for any reason other than for cause, you will receive six (6) months of salary continuance.

Document Sciences is a relatively new business venture currently being supported by Xerox Technology Ventures and is subject to all the risks, uncertainties and opportunities that go with start-up ventures of this type. Document Sciences is currently operating as a majority-owned (greater than 50%) subsidiary of Xerox.

Please note that all policies, as well as your entitlement to benefits may change at any time, including while Xerox continues to own a majority interest in Document Sciences and, in fact, Document Sciences is currently implementing a new benefits package to replace the package provided through Xerox. This package has been discussed with you and is summarized in the benefits change letter you recently signed (the "Benefits Letter") and delivered to all of the Company's employees. You will be eligible for the new benefits as described in the Benefits Letter, and are no longer eligible for any benefits provided by Xerox (except as described in the Benefits Letter) or subject to any Xerox personnel policies or procedures.

Consistent with the spirit in which you joined Document Sciences, an entity separate and distinct from XTB and Xerox, there is no commitment or guarantee of a job in Xerox or any other Xerox organization should your position with Document Sciences terminate for any reason.
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Should you obtain employment with Xerox at any time while Document Sciences is a majority-owned subsidiary of Xerox, you will receive credit for service with Document Sciences for purposes of Xerox' employee benefit plans; however, there will be no retroactive contributions or awards for Xerox benefit plans while you were an employee of Document Sciences.

You are an employee at will, and neither this letter nor any of our plans or policies constitute an employment contract between you and Document Sciences or Xerox. An employment agreement or commitment may only be established pursuant to a written employment agreement authorized by resolution of the Board of Directors of Document Sciences.

Your entitlement to the benefits provided by Document Sciences or Xerox applies only as long as Document Sciences and/or Xerox chose to maintain those benefits for Document Sciences employees.

Please indicate your acknowledgment of the terms of your employment by signing in the space below and returning this letter to me. If you have any questions, please call.


Very truly yours,


/s/ ROBERT V. ADAMS
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Robert V. Adams
Chairman
Document Sciences Corporation

                                      Accepted: /s/ TONY DOMIT
                                                ----------------------------
                                                Tony Domit